Exhibit 99

JPMORGAN CHASE ANNOUNCES ITS REPLACEMENT RATE FOR

OUTSTANDING SECURITIES AND OTHER INSTRUMENTS

LINKED TO U.S. DOLLAR LIBOR ICE SWAP RATES

New York, April 20, 2023 – JPMorgan Chase & Co. (NYSE: JPM) (“JPMorgan Chase” or the “Firm”) announced today its replacement rate for certain outstanding floating rate and fixed-to-floating rate debt securities and certificates of deposit issued by JPMorgan Chase, JPMorgan Chase Financial Company LLC and JPMorgan Chase Bank, N.A. (the “Issuers”) that are linked to U.S. dollar LIBOR ICE Swap Rates (“USD LIBOR ISR”) of one or more tenors.

In March 2021, the Alternative Reference Rates Committee (“ARRC”) suggested a fallback formula (the “ARRC fallback formula”) for USD LIBOR ISR that consists of using the U.S. dollar SOFR ICE Swap Rate (“USD SOFR ISR”), adding the tenor spread adjustment for 3-month U.S. dollar LIBOR of 0.26161% per annum and applying technical adjustments to account for differences in payment frequency and day count conventions between USD LIBOR and SOFR swaps. On June 8, 2022, the ARRC recommended that calculation agents consider the ARRC fallback formula in determining successor rates for USD LIBOR ISR where a legacy position cannot be proactively converted and its fallback provisions cannot be amended.

In the case of any of the above securities or instruments that permit the calculation agent to select a successor rate following the discontinuation of USD LIBOR ISR, the calculation agent has determined that, for the purposes of calculating any payment on any such securities or instruments that is to be determined using one or more USD LIBOR ISR after June 30, 2023, any such USD LIBOR ISR will be replaced by the USD SOFR ISR for the same tenor as such USD LIBOR ISR, subject to the adjustments, including the 0.26161% per annum tenor spread adjustment, in accordance with the ARRC fallback formula.

In the case of any of the above securities or instruments that permit the calculation agent to make a determination of the relevant rate in good faith and in a commercially reasonable manner if any applicable dealer poll does not yield a rate following the discontinuation of any USD LIBOR ISR, the calculation agent has determined that, for the purposes of calculating any payment on any such securities or instruments that is to be determined using one or more USD LIBOR ISR after June 30, 2023, it will reference the same replacement rate described above.

This announcement does not apply to any USD LIBOR ISR-linked securities or other instruments issued by the Issuers that are not governed by New York law and that do not settle through the facilities of The Depository Trust Company.

 JPMorgan Chase & Co. (NYSE: JPM) is a leading financial services firm based in the United States of America (“U.S.”), with operations worldwide. JPMorgan Chase had $3.7 trillion in assets and $303 billion in stockholders’ equity as of March 31, 2023. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, the Firm serves millions of customers in the U.S., and many of the world’s most prominent corporate, institutional and government clients globally. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

Investor Contact:
Mikael Grubb
212-270-2479

Media Contact:
Gurpreet Kaur
212-270-8894